UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): November 9, 2016

BOISE CASCADE COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-35805 (Commission File Number)	20-1496201 (IRS Employer Identification No.)

1111 West Jefferson Street, Suite 300
Boise, Idaho 83702-5389
(Address of principal executive offices) (Zip Code)
(208) 384-6161
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01 Regulation FD Disclosure

In anticipation of upcoming investor and analyst meetings, Boise Cascade Company (“Boise Cascade” or “Company”) is providing the updates below regarding its share repurchase program and intentions to reduce its outstanding debt.
Boise Cascade repurchased 400,000 shares of its common stock between October 27 and November 2, 2016, for $7.6 million or an average price per share of $19.09. There are 696,989 shares remaining under the Company’s two million share repurchase program authorized by the Company’s board of directors on February 25, 2015.
Boise Cascade is currently negotiating an amendment to its $75 million senior secured term loan agented by American AgCredit, PCA (“Term Loan”), which is expected, among other things, to allow the Company to prepay and subsequently re-borrow amounts prepaid on or before December 31, 2018. The Company's option to re-borrow applicable prepaid principal amounts is expected to expire on December 31, 2019. Boise Cascade expects to prepay $30 million of the Term Loan during the fourth quarter following completion of the planned amendment. There is no guarantee that the Company will be able to enter into the amendment or that the terms of the amendment described above will not change or include additional or different terms. Similarly, there is no guarantee that the Company will prepay amounts under the Term Loan during the fourth quarter. A change in circumstances could impact the Company’s current expectations with respect to the entry into the amendment and its terms and the prepayment of amounts under the Term Loan.

The information in this Item 7.01 of Form 8-K, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, and is not incorporated by reference into any filing of the Company, whether made before or after the date hereof, regardless of any general incorporation language in such filing.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOISE CASCADE COMPANY

	By	/s/ Wayne Rancourt
Wayne Rancourt EVP, CFO & Treasurer
Date: November 9, 2016